Exhibit 2.1


                            AGREEMENT


     THIS AGREEMENT (this "Agreement") is dated as of July 10, 2001 by and between K&M ASSOCIATES L.P., a Rhode Island limited partnership having an office at 425 Dexter Street, Providence, Rhode Island 02907 ("Buyer"), and SWANK, INC., a Delaware corporation having an office at 90 Park Avenue, New York, New York 10016 ("Seller").

     WHEREAS, Seller is presently engaged in, among other things, the marketing, distribution and sale of men's and women's accessories, including, without limitation, women's costume jewelry; and

     WHEREAS, Seller and Anne Klein, a Division of Kasper A.S.L., Ltd. ("Anne Klein"), are parties to a License Agreement effective as of January 1, 2000 (as amended and supplemented to date, the "Anne Klein License Agreement") providing, among other things, for the manufacture, promotion and sale by Seller of certain items of women's costume jewelry; and

     WHEREAS, Seller and Guess Licensing, Inc. ("Guess") are parties to a License Agreement effective August 15, 2000 (the "Guess License Agreement") providing, among other things, for the manufacture, promotion and sale by Seller of, among other products, certain items of women's costume jewelry (the Anne Klein License Agreement and the Guess License Agreement are sometimes hereinafter referred to as the "License Agreements"); and

     WHEREAS, Seller is also engaged in the manufacture and sale of private label women's costume jewelry products under private label programs of Sears Roebuck and Co. (with regard to women's costume jewelry products under the trade name "Apostrophe") and Shopko Department Stores (with regard to women's costume jewelry products under the trademarks "90 Park" and "Tivoli") (collectively, the "Private Label Programs"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller all of Seller's right, title and interest in and to Seller's inventory (including, without limitation, finished goods, supplies, labels and sales and promotional materials and brochures) relating to women's costume jewelry products under the License Agreements and relating to the Private Label Programs, including, without limitation, all such inventory that is on order or in transit at the time of the Closing (as hereinafter defined) but has not yet been delivered to Seller, but excluding all such inventory located at Seller's factory retail outlet stores (collectively, the "Inventory"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller all of Seller's accounts receivable arising from sales of women's costume jewelry products under the License Agreements and the Private Label Programs occurring prior to the Closing Date (as hereinafter defined) and that are unpaid at the Closing, other than the Pre-Closing Chargebacks (as hereinafter defined) (the "Accounts Receivable").

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

                            ARTICLE I

                        PURCHASE AND SALE

     Section 1.01 Purchase and Sale. At the Closing, and subject to the terms and conditions hereof, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, Seller's entire right, title and interest in and to the following properties as they exist at the Closing (collectively, the "Transferred Assets"), free and clear of any and all liens, charges, security interests, options, claims, pledges, encumbrances or other restrictions on title or transfer of any nature whatsoever (collectively, "Liens"):

          (A)  the Inventory;

          (b) all of Seller's manufacturing molds and models used in the design and manufacture of women's costume jewelry under the License Agreements (the "Other Assets");

          (c)  the Accounts Receivable; and

          (d)  the Assumed Contracts (as hereinafter defined).

     Section 1.02   Assumed Liabilities; Excluded Seller
                     Liabilities                          .

     (A) At the Closing and pursuant to this Agreement and the Assignment and Assumption Agreement (as hereinafter defined), Seller shall assign to Buyer and Buyer shall agree to pay, perform and discharge when due and payable, in accordance with their respective terms, all liabilities and obligations (i) solely and to the extent attributable to periods after the Closing under the Anne Klein License Agreement (the "AK Liabilities") and the Buyer Guess License Agreement (as hereinafter defined) (the "Guess Liabilities"); and (ii) under all open customer orders for women's costume jewelry products under the License Agreements and the Private Label Programs (the "Customer Orders") as of the Closing Date and listed in a certificate certified by the Chief Financial Officer of Seller and delivered by the Seller to Buyer at the Closing (the "Order Certificate") (collectively, the "Assumed Liabilities"). The Buyer Licenses (as hereinafter defined) and the Customer Orders are sometimes collectively referred to as the "Assumed Contracts".

     (B) The assignment by Seller to Buyer and assumption by Buyer of the Assumed Liabilities and the Assumed Contracts shall be evidenced by execution and delivery by Buyer and Seller of an assignment and assumption agreement substantially in the form attached hereto as Exhibit A (the "Assignment and Assumption
Agreement").

     (C) Buyer shall not assume, or in any way be liable or responsible for, any liability or obligation of Seller which is not an Assumed Liability (whether fixed, contingent, disputed, undisputed, legal, equitable, secured or unsecured), including, without limitation, (i) any liability or obligation of Seller under (A) the License Agreements solely and to the extent attributable to periods prior to the Closing and (B) Seller's arrangements and agreements with the Foreign Distributors (as hereinafter defined) and the Foreign Representative (as defined in Schedule 3.4) with respect to any foreign market (collectively, the "Foreign Distribution Arrangements"); (ii) subject to Section 6.2(b), (A) any and all liabilities of Seller related to any employee benefit plans of Seller; (B) any and all liabilities of Seller relating to the employment or termination (or deemed termination) of employment of any employee of Seller, including, without limitation, any severance liability arising from any Severance Arrangements (as hereinafter defined) or pursuant to any United States or foreign statute; and (C) any other liability of Seller relating to any current or former employee of Seller arising on or prior to the Closing Date; and
(iii) any liability or obligation of Seller for any and all taxes, charges, fees, levies or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) by any federal, state, local or foreign taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, tax recapture, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, any state and local recording fees and taxes which may arise upon the consummation of the transactions contemplated herein, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, in each case attributable to the Transferred Assets and related to any time period prior to the Closing Date (collectively, the "Excluded Seller Liabilities").

     Section 1.03 Certain Agreements. Seller and Buyer agree that as conditions to the consummation of the transactions contemplated by this Agreement (collectively, the "Section 1.3
Conditions"), on or prior to the Closing Date,

	(A) Seller shall have assigned to Buyer, and Buyer shall have assumed, the Anne Klein License Agreement and the AK Liabilities.
The Anne Klein License Agreement as assigned to and assumed by Buyer in accordance with this Agreement is sometimes referred to as the "Buyer Anne Klein License Agreement";

	(B) Seller and Anne Klein shall have entered into an agreement in form and substance mutually acceptable to such parties releasing Seller from all further liabilities and obligations under the Anne Klein License Agreement (the "Anne Klein
Termination Agreement");

	(C) Seller and Guess shall have entered into amendments to the Guess License Agreement to, among other things, eliminate women's costume jewelry from the definition of "Products" contained therein, releasing Seller from all further liabilities and obligations in connection therewith, and to make all related economic and other changes therein, all on terms and conditions mutually acceptable to Seller and Guess (the "Guess Amendments");
and

	(D) Seller shall have assigned to Buyer, and Buyer shall have assumed, the portion of the Guess License Agreement relating to the manufacture, promotion and sale of women's costume jewelry and the Guess Liabilities, all on terms and conditions mutually acceptable to Buyer and Guess. The portion of the Guess License
Agreement assigned to and assumed by Buyer in accordance with this Agreement is sometimes referred to as the "Buyer Guess
License Agreement".

     The Buyer Anne Klein License Agreement and the Buyer Guess License Agreement are sometimes collectively referred to as the "Buyer Licenses." The Buyer Licenses, together with the Anne Klein Termination Agreement and the Guess Amendments are sometimes hereinafter collectively referred to as the "Section
1.3 Agreements".

     Section 1.04 Purchase Price. The aggregate purchase price for the Transferred Assets shall consist of (i) the purchase price of the Inventory determined in accordance with Schedule 1.4, which shall be paid by wire transfer in immediately available funds on the Closing Date in accordance with wire transfer instructions provided by Seller to Buyer prior to the Closing (the "Inventory Purchase Price"), (ii) seventy percent (70%) of the gross face value of the Accounts Receivable less all deductions and credits in respect of women's costume jewelry products under the License Agreements and Private Label Programs authorized or issued by Seller prior to the Closing, other than deductions and credits for markdowns and returns, but which deductions and credits have not been deducted from the Accounts Receivable by the obligors thereof prior to Closing (the "Seller Authorized Deductions"),
(the "Accounts Receivable Payment"), which shall be calculated and paid in accordance with Section 1.5 and (iii) the assumption of the Assumed Liabilities. The Inventory Purchase Price, the Accounts Receivable Payment and the assumption of the Assumed Liabilities are sometimes hereinafter referred to collectively as the "Purchase Price."

     Section 1.05   Accounts Receivable Payment.   The Accounts
Receivable Payment shall be calculated and paid as follows:

	(A) On the date that is three (3) business days prior to the Closing Date, Seller's Chief Financial Officer shall deliver to
Buyer a preliminary calculation (the "Initial AR Calculation") of the amount of the Accounts Receivable outstanding as of the close of business on the date that is five (5) business days prior to the Closing Date, less all Seller Authorized Deductions as of such date. On the Closing Date, Buyer shall pay to Seller by wire transfer in immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer prior to the Closing, an amount equal to 70% of the Initial AR Calculation (the "Initial Accounts Receivable Payment").

	(B) No later than ten (10) days after the Closing Date, Seller's Chief Financial Officer shall deliver to Buyer a final calculation (the "Final AR Calculation") of the Accounts
Receivable outstanding as of the close of business on the date immediately preceding the Closing Date, less all Seller
Authorized Deductions as of such date. In the event that the Final AR Calculation shall be greater than the Initial AR
Calculation, then, (i) if Buyer does not deliver an Objection
Notice (as hereinafter defined) as provided in Section 1.5(d), within ten (10) days after receipt by Buyer of the Final AR
Calculation, or (ii) if Buyer delivers an Objection Notice as provided in Section 1.5(d), on the fifth business day following the earlier of (A) the resolution by Seller and Buyer of the objections in the Objection Notice or (B) receipt by Seller and Buyer of the report of the independent accounting firm as described in Section 1.5(d), Buyer shall pay to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer, the difference between (iii) 70% of the Final AR Calculation less (iv) the
Initial Accounts Receivable Payment.  In the event that the Final
AR Calculation shall be less than the Initial AR Calculation, then, (v) if Buyer does not deliver an Objection Notice as provided in Section 1.5(d), within ten (10) days after receipt by Buyer of the Final AR Calculation, or (vi) if Buyer delivers an Objection Notice as provided in Section 1.5(d), on the fifth business day following the earlier of (A) the resolution by Seller and Buyer of the objections in the Objection Notice or (B) receipt by Seller and Buyer of the report of the independent accounting firm as described in Section 1.5(d), Seller shall pay to Buyer by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Buyer to Seller, the difference between (vii) the Initial Accounts
Receivable Payment less (viii) 70% of the Final AR Calculation.

	(C) Contemporaneously with the delivery by Seller to Buyer of the Initial AR Calculation, Seller will deliver to Buyer in reasonable detail Seller's estimate of deductions and credits for markdowns and returns authorized by Seller in writing prior to the Closing in respect of the Accounts Receivable (the "Markdown
Estimate").

	(D)  Subject to the confidentiality provisions contained in
Section 10.1(b), Seller shall provide Buyer and its Representatives (as hereinafter defined) full access to Sellers' books and records relating to Seller's calculations contemplated by Sections 1.5(a), (b) and (c), and Seller shall cooperate, and use its commercially reasonable efforts to cause its Representatives to cooperate, with Buyer and its Representatives in connection with Buyer's review of such calculations and estimates and Seller's books and records relating to such calculations and estimates.

	(E) Buyer may object to the determination of the Initial AR Calculation or the Final AR Calculation and the Accounts
Receivable Payment based upon Seller's calculations contemplated by Sections 1.5(a) and (b) by written notice to Seller (the "Objection Notice") no later than ten (10) days after receipt by Buyer of the Final AR Calculation. Each of Buyer and Seller shall, in good faith, use reasonable efforts to resolve any disputes regarding such calculations. If a final resolution is not reached within thirty (30) days after Buyer has submitted its Objection Notice, Buyer and Seller shall submit any unresolved objections for resolution to a nationally recognized independent accounting firm mutually acceptable to Seller and Buyer, who shall, within thirty (30) days of such submission, determine and report to Buyer and Seller upon the remaining objections. Such report shall be final, binding and conclusive on Buyer and Seller, and the Initial AR Calculation, the Final AR Calculation and/or the Accounts Receivable Payment based upon such calculations, as the case may be, shall be adjusted accordingly.
The fees and expenses incurred by such firm shall be borne equally by both parties.

	(F) In the event that the deductions and credits for markdowns and returns authorized by Seller in writing prior to the Closing in respect of the Accounts Receivable exceed the amount of such deductions and credits as set forth in the Markdown Estimate by more than five percent (5%) (the "Markdown Excess"), then, no later than ninety (90) days after the delivery to Buyer of the Markdown Estimate, Buyer shall so inform Seller and shall provide Seller its calculations, in reasonable detail, in respect thereof. Within ten (10) days of being informed by Buyer of any such Markdown Excess and receiving such calculations without objection by Seller, Seller shall pay to Buyer an amount equal to such Markdown Excess (the "Markdown Payment"). Seller, however, may object to such amount and Buyer's calculation of the Markdown Excess by written notice to Buyer within ten (10) days of being so informed by Buyer of any such Markdown Excess and receiving such calculations. Each of Buyer and Seller shall, in good faith, use reasonable efforts to resolve any disputes regarding Seller's objections. If a final resolution is not reached within thirty (30) days after Seller has submitted its objections, Buyer and Seller shall submit any unresolved objections for resolution to a nationally recognized independent accounting firm mutually acceptable to Seller and Buyer, who shall, within thirty (30) days of such submission, determine and report to Buyer and Seller upon the remaining objections. Such report shall be final, binding and conclusive on Buyer and Seller, and the Markdown
Excess and the Markdown Payment shall be adjusted accordingly.
The fees and expenses incurred by such firm shall be borne equally by both parties. Notwithstanding the foregoing, in the event that the deductions and credits for markdowns and returns authorized by Seller in writing prior to the Closing in respect of the Accounts Receivable exceed the amount of such deductions and credits as set forth in the Markdown Estimate by five percent
(5%) or less, then Seller shall not be required to pay to Buyer any amounts in respect thereof and Seller shall have no liability or obligation with respect to such excess.

     Section 1.06 Certain Royalty and Advertising Payment Allocations. The obligations of the parties hereto with regard to royalty and advertising payments paid or payable, and certain other matters, under the License Agreements shall be determined in accordance with Schedule 1.6, which is incorporated by reference herein and made a part hereof.

	Section 1.07 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Transferred Assets in accordance with Schedule 1.7, which has been arrived at by arm's length negotiation. Unless otherwise required by applicable law, Seller and Buyer agree to report the allocation of the Purchase
Price in accordance with Schedule 1.7 for all purposes, and neither Seller nor Buyer will take any position inconsistent therewith with respect to any tax return, audit or examination by any taxing authority, litigation, proceeding or otherwise. In this regard, and without limiting the foregoing, Buyer and Seller agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in such schedule in any forms or reports required to be filed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, or the Treasury Regulations promulgated thereunder
("1060 Forms"), to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.
     Section 1.08   Inventory Count; Physical Inventory Review.

          (A) The Inventory shall be counted and the Inventory Purchase Price shall be determined in accordance with Schedule 1.4, which is incorporated by reference herein and made a part hereof.

          (B) Seller and Buyer acknowledge and agree that Seller has had an opportunity to review the Inventory. THE INVENTORY IS BEING
PURCHASED BY BUYER IN "AS IS" CONDITION, WHERE IS AND WITH ALL
FAULTS.  EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3 AND Section
6.13 BELOW, SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR
GUARANTEES OF ANY KIND OR NATURE WHATSOEVER, EITHER EXPRESS OR
IMPLIED, ARISING BY LAW OR OTHERWISE, REGARDING THE INVENTORY,
INCLUDING, WITHOUT LIMITATION, SALEABILITY OR FITNESS FOR A
PARTICULAR PURPOSE.  BUYER HEREBY WAIVES, RELEASES AND RENOUNCES
ALL WARRANTIES (EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3 BELOW),
OBLIGATIONS (EXCEPT AS EXPRESSLY PROVIDED IN Section 6.13 BELOW)
AND LIABILITIES (EXCEPT AS EXPRESSLY PROVIDED IN Section 9.1
BELOW) OF SELLER, EXPRESS OR IMPLIED, ARISING BY LAW, OR
OTHERWISE, WITH RESPECT TO THE INVENTORY.

     Section 1.09 Delivery of the Inventory. The Inventory will be considered delivered to the Buyer at the Closing, notwithstanding that such Inventory shall remain at the Taunton, Massachusetts warehouse or other location of Seller during the Transition
Period (as hereinafter defined).  Title to and risk of loss
(including risk of damage, theft, shortages, destruction and other similar items) of the Inventory, wherever located, shall pass to Buyer on the close of business on the Closing Date.

                           ARTICLE II

                             CLOSING

     Section 2.01 Closing. The closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed
Liabilities (the "Closing") shall be held at 10:00 A.M. on July
16, 2001 (the "Closing Date") at the offices of Jenkens &
Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, or at such other time and place upon which the parties may agree.


                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer on and as of the date hereof as follows:

     Section 3.01 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement, the Bill of Sale (as hereinafter defined), each On Order Goods Bill of Sale (as hereinafter defined), the Assignment and Assumption Agreement and each officer's certificate required by this Agreement, and to consummate the transactions contemplated hereby and thereby. The Agreement, the Bill of Sale, the On Order Goods Bills of Sale, the Assignment and Assumption Agreement and such officer's certificates are sometimes collectively hereinafter referred to as the "Seller Documents".

     Section 3.02 Execution, Delivery and Performance. Except as set forth on Schedule 3.2, the authorization, execution, delivery and performance by Seller of this Agreement and the other Seller Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a breach of Seller's certificate of incorporation or bylaws, (ii) violate or conflict with any laws, statutes or regulations (collectively, "Laws") to which Seller is subject or by which Seller or its properties or assets, including the Transferred Assets, are bound, (iii) violate any order, writ, injunction, judgment, award, arbitration or decree of any court, governmental body, administrative agency, arbitrator or other competent authority (collectively, "Orders") to which Seller or its properties or assets, including, without limitation, the Transferred Assets, are subject, (iv) violate, conflict with, result in or constitute (with the giving of notice, the lapse of time, or both) a breach or default under, or result in the termination or acceleration of, any agreement, mortgage, indenture, or other instrument to which Seller is a party or by which Seller or any of its properties or assets, including, without limitation, the Transferred Assets, are bound (collectively, the "Seller's Contracts") which would materially adversely affect Seller's ability to perform its obligations hereunder or under the Seller Documents or to consummate the transactions contemplated hereby or thereby, or (v) result in the creation of any Liens on any of the Transferred Assets. Except as set forth on Schedule 3.2, no consent, approval or authorization of, notice to, or filing or registration with, any court, governmental body, administrative agency, arbitrator or other competent authority, or any other person or entity (collectively, the "Seller Consents and Filings"), is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the other Seller Documents and the consummation of the transactions contemplated hereby and thereby.

	Section 3.03 Authority. Seller has full corporate power and authority to execute and deliver each of the Seller Documents and to consummate the transactions contemplated by this Agreement. Seller's Board of Directors has duly authorized the execution, delivery and performance of this Agreement and the other Seller Documents to which Seller is or will be a party and the consummation of the transactions contemplated by this Agreement. No other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of the Seller Documents or the consummation by it of the transactions contemplated by this Agreement. No vote of, or consent by, the holders of any class or series of capital stock of Seller is necessary to authorize the execution and delivery by Seller of the Seller Documents or the consummation of the transactions contemplated by this Agreement. This Agreement constitutes, and each of the other Seller Documents, when duly executed and delivered by Seller, will constitute, the legally valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, transfer, reorganization or other similar laws affecting any rights, powers, privileges, remedies and interests of creditors generally, or rules or principles (of equity, public policy or otherwise) affecting the enforcement of obligations generally.

	Section 3.04 Title to Transferred Assets. Except as set forth on Schedule 3.4 and except with respect to On Order Goods (as defined in Schedule 1.4 hereto), Seller has good and valid title to the Transferred Assets free and clear of all Liens. The
Seller Documents will effectively vest in Buyer good and valid title to the Transferred Assets (other than On Order Goods) free and clear of all Liens, except the Assumed Liabilities. Except as set forth on Schedule 3.4, upon payment by Seller for the On-
Order Goods and receipt of such On Order Goods by Seller at its facility in Taunton, Massachusetts, Seller will have good and valid title to such On Order Goods free and clear of all Liens and, upon the execution by Seller and delivery by Seller to Buyer of a bill of sale, substantially in the form attached to this Agreement as Exhibit B-1A, relating to such On Order Goods,
(each, an "On Order Goods Bill of Sale" and collectively, the "On
Order Goods Bills of Sale"), such bill of sale will effectively vest in Buyer good and valid title to such On Order Goods free and clear of all Liens, except the Assumed Liabilities.

	Section 3.05 Accounts Receivable. Schedule 3.5 sets forth a complete and correct list and amount (the gross face amount thereof, as reflected on Seller's books and records, less all Seller Authorized Deductions) of Accounts Receivable as of the close of business on June 25, 2001. All Accounts Receivable represent valid obligations of the respective obligors thereof arising from bona fide arm's length sales actually made in the ordinary course of Seller's business and are reflected on Seller's books and records in accordance with generally accepted accounting principles, consistently applied.

	Section 3.06 Litigation. Except as set forth on Schedule 3.6, there are no actions, suits, arbitrations, claims or proceedings pending against Seller, or, to the best knowledge of Seller, threatened against Seller, at law or in equity, involving or affecting any of the Transferred Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement.

	Section 3.07 Assumed Contracts; Foreign Distribution Arrangements. All of the Assumed Contracts, complete and correct copies of which have been delivered to Buyer, are valid, binding and enforceable against the Seller and, to Seller's knowledge, the other parties thereto and are in full force and effect on the date hereof; provided, that each of the Customer Orders are cancelable by the respective customers thereof at any time and from time to time in such customers' respective sole discretion. Except as set forth on Schedule 3.2, each of the Assumed Contracts may be assigned by Seller to Buyer without the consent of any person or entity. Set forth on Schedule 3.7 is a complete and correct list as of the date hereof of all of Seller's foreign distributors of women's costume jewelry products under the License Agreements (the "Foreign Distributors").

	Section 3.08 Personnel. Schedule 3.8 sets forth a true and complete list of (i) the names and current salaries of all employees of Seller whose duties solely relate to the operation of Seller's women's costume jewelry business (other than hourly employees of Seller whose work location is at Seller's facility located in Taunton, Massachusetts and other than part-time in-store merchandisers and counters), (ii) all of Seller's group insurance programs and other benefit programs in effect for such employees and (iii) all plans, programs, arrangements and agreements relating to or providing for severance or similar benefits covering such employees (the "Severance Arrangements"), true and complete copies of which have been provided by Seller to Buyer. Seller is not a party to any collective bargaining agreement with any labor union.

                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     Section 4.01 Organization. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Rhode Island and has all requisite power and
authority to enter into this Agreement, the Assignment and
Assumption Agreement and each officer's certificate required by this Agreement and to consummate the transactions contemplated
hereby and thereby.   The Agreement, the Assignment and
Assumption Agreement and such officer's certificates are sometimes collectively hereinafter referred to as the "Buyer
Documents".

	Section 4.02 Execution, Delivery and Performance. Except as set forth on Schedule 4.2, the authorization, execution, delivery and performance by Buyer of this Agreement and the Buyer
Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a breach of Buyer's Amended and Restated Agreement of Limited Partnership, (ii) violate or conflict with any Laws to which Buyer is subject or by which Buyer or its assets are bound,
(iii) violate any Order to which Buyer or its assets is subject, or (iv) violate, conflict with, result in or constitute (with the giving of notice, the lapse of time, or both) a breach or default under, or result in the termination or acceleration of, any agreement, mortgage, indenture, or other instrument to which Buyer is a party or by which Buyer or any of its properties or assets is bound which would materially adversely affect Buyer's ability to perform its obligations hereunder or under the Buyer Documents or to consummate the transactions contemplated hereby or thereby. Except as provided on Schedule 4.2, no consent, approval or authorization of, notice to, or filing or registration with, any court, governmental body, administrative agency, arbitrator or other competent authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the other Buyer Documents and the consummation of the transactions contemplated hereby and thereby.


     Section 4.03 Authority. Buyer has full limited partnership power and authority to execute and deliver each of the Buyer Documents and to consummate the transactions contemplated by this Agreement. Buyer's General Partner has authorized the execution, delivery and performance of this Agreement and the other Buyer Documents to which Buyer will be a party and the consummation of the transactions contemplated by this Agreement. No other partnership action on the part of Buyer, other than by Buyer's General Partner, is necessary to authorize the execution and delivery by Buyer of the Buyer Documents or the consummation by it of the transactions contemplated by this Agreement. No vote of, or consent by, any partner or holder of any partnership interest (or economic interest) of Buyer other than Buyer's General Partner is necessary to authorize the execution and delivery by Buyer of the Buyer Documents or the consummation of the transactions contemplated by this Agreement. This Agreement constitutes, and each of the other Buyer Documents, when duly executed and delivered by Buyer, will constitute, the legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, transfer, reorganization or other similar laws affecting any rights, powers, privileges, remedies and interests of creditors generally, or rules or principles (of equity, public policy or otherwise) affecting the enforcement of obligations generally.

     Section 4.04 Litigation. Except as set forth on Schedule 4.4, there are no actions, suits, arbitrations, claims or proceedings pending against Buyer, or, to the best knowledge of Buyer, threatened against Buyer, at law or in equity, involving or affecting any of the Transferred Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement.

                            ARTICLE V

    CONDITIONS PRECEDENT TO THE CLOSING AND OTHER OBLIGATIONS

     Section 5.01 Conditions Precedent to Buyer's Obligations. All obligations of Buyer to consummate the Closing shall be subject, at the option of Buyer, to fulfillment of each of the following conditions at or prior to the Closing:

          (A) Representations and Warranties. All representations and warranties of Seller contained herein that are qualified as to materiality shall be true and correct on and as of the Closing
Date, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and all representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects on and as of the Closing
Date, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

	(B) Covenants. All covenants, agreements and obligations required by the terms of this Agreement or any document delivered pursuant hereto, to be executed or performed by Seller at or before the Closing, shall have been duly and properly executed and performed in all material respects.

	(C) Officers' Certificates. There shall have been delivered to Buyer (i) a certificate executed by the President or a Vice
President and the Secretary or an Assistant Secretary of Seller or such other duly authorized representatives of Seller reasonably acceptable to Buyer, dated as of the Closing Date and certifying that the applicable conditions set forth in Sections
5.1(a) and (b) have been fulfilled and (ii) the Order
Certificate.

	(D) Assignment and Assumption Agreement. Seller shall have executed and delivered to Buyer the Assignment and Assumption
Agreement.

	(E) Bill of Sale. Seller shall have executed and delivered to Buyer a Bill of Sale substantially in the form attached hereto as Exhibit B-2 (the "Bill of Sale").

	(F) Documentation. Seller shall have delivered all such other documents and agreements with respect to Seller as Buyer may reasonably request to carry out the intent and purpose of this Agreement.

	(G) No Orders. There shall not be in effect any injunction or order restraining, enjoining, prohibiting or invalidating this Agreement or the consummation of the transactions contemplated hereby and no action, suit, arbitration or proceeding shall be pending or threatened in writing before any court, governmental body, administrative agency, arbitrator or other competent authority which seeks to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby.

	(H)  Consents.  The consents and approvals set forth on Schedules
3.2 and 4.2 shall have been obtained.

	(I) Lien Releases. Buyer shall have received Uniform Commercial Code termination statements (which statements shall be delivered to Buyer by or on behalf of Seller at the Closing for filing) and other releases of Liens evidencing the termination and release of all Liens by PNC Bank, National Association (the "PNC Bank
Liens"), on the Transferred Assets (the "PNC Bank Lien
Releases").

	(J) The Section 1.3 Conditions. The Section 1.3 Conditions of Buyer and Seller shall have been fulfilled by Buyer and Seller, respectively.

	(K) Legal Opinion. Seller shall have delivered to Buyer at the Closing an opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, covering the topics set forth on Schedule 5.1(k).

	(L) Status of Certain Inventory. The Inventory counted at the physical inventory count contemplated by Schedule 1.4, to the extent not sold or otherwise disposed of by Seller in the ordinary course of Seller's business, shall be in substantially the same condition at Closing as at the time of such physical count.

	(M) Sublease. Seller and Buyer shall have entered into a sublease for Seller's premises located on the 16th floor at 90
Park Avenue, New York, New York 10016 (the "Subleased Premises") containing such terms and conditions as shall be mutually acceptable to the parties and consistent with the required written consent of Seller's landlord to such sublease (the
"Sublease").

	(N) Private Label License. Seller and Buyer shall have entered into a license agreement on terms mutually acceptable to Seller and Buyer pursuant to which Seller shall grant in favor of Buyer an exclusive license to manufacture, promote, distribute and sell women's costume jewelry products under the trademarks "90 Park" and "Tivoli" in connection with the Private Label Program with Shopko Department Stores (the "Private Label License").

     Section 5.02 Conditions Precedent to Seller's Obligations. All obligations of Seller to consummate the Closing shall be subject, at the option of Seller, to fulfillment of each of the following conditions at or prior to the Closing:

	(A) Representations and Warranties. All representations and warranties of Buyer contained herein that are qualified as to materiality shall be true and correct on and as of the Closing
Date except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and all representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects on and as of the Closing
Date, except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

	(B) Covenants. All covenants, agreements and obligations required by the terms of this Agreement, or any document delivered pursuant hereto, to be executed or performed by Buyer at or before the Closing, shall have been duly and properly executed and performed in all material respects.

	(C) General Partner's Certificate. There shall have been delivered to Seller a certificate executed by the General Partner of Buyer, or other duly authorized representatives of Buyer reasonably acceptable to Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.2(a) and
(b) have been fulfilled.

	(D) Assignment and Assumption Agreement. Buyer shall have executed and delivered to Seller the Assignment and Assumption
Agreement.

	(E) Bill of Sale. Buyer shall have executed and delivered to Seller the Bill of Sale.

	(F) Documentation. Buyer shall have delivered all such other documents and agreements with respect to Buyer as Seller may reasonably request to carry out the intent and purpose of this Agreement.

	(G) No Orders. There shall not be in effect any injunction or order restraining, enjoining, prohibiting or invalidating this Agreement or the consummation of the transactions contemplated hereby and no action, suit, arbitration or proceeding shall be pending or threatened in writing before any court, governmental body, administrative agency, arbitrator or other competent authority which seeks to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby.

	(H)  Consents.  The consents and approvals set forth on Schedules
3.2 and 4.2 shall have been obtained.

	(I) The Section 1.3 Conditions. The Section 1.3 Conditions of Buyer and Seller shall have been fulfilled by Buyer and Seller, respectively.

	(J) Legal Opinion. Buyer shall have delivered to Seller at the Closing an opinion of Henry Winkleman, General Counsel to ABI (as hereinafter defined), dated the Closing Date, in form and substance reasonably satisfactory to Seller, covering the topics set forth on Schedule 5.2(j), and an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Buyer, dated the
Closing Date, in form and substance reasonably satisfactory to Seller, covering the topics set forth on Schedule 5.2(j).

	(K) Sublease. Seller and Buyer shall have entered into the Sublease.

	(L) Private Label License. Seller and Buyer shall have entered into the Private Label License.

                           ARTICLE VI

                CERTAIN AGREEMENTS OF THE PARTIES

     Section 6.01   Responsibility for Returns and Similar Items;
Excluded Buyer Liabilities

	(A) Commencing on the Closing Date and for all periods thereafter, Buyer shall be responsible for and shall accept for its own account all returns of women's costume jewelry products manufactured and/or sold by or on behalf of Seller under the License Agreements and, except as provided in Sections 6.1(b),
(c) and (d), shall be responsible for, and shall indemnify, defend and hold Seller and the Seller Indemnified Parties harmless from, all charge backs, set-offs, discounts, markdowns, allowances, adjustments and similar items in respect of the Accounts Receivable (each, a "Chargeback", and collectively, "Chargebacks"). Except as otherwise expressly provided in this Agreement, Seller shall not assume, or in any way be liable or responsible for, any liability or obligation of Buyer (whether fixed, contingent, disputed, undisputed, legal, equitable, secured or unsecured), whether in respect of the matters set forth in the immediately preceding sentence, or otherwise (the "Buyer Excluded Liabilities").

	(B) If at any time after the Closing any customer of Seller shall take a Chargeback, other than with respect to markdowns and returns, that was authorized by Seller prior to Closing in respect of women's costume jewelry products under the License Agreements and such Chargeback was not included in the Seller Authorized Deductions in calculating the Accounts Receivable
Payment (as adjusted pursuant to this Agreement), then Buyer shall provide Seller with written notice thereof, which notice shall include the amount of the Chargeback, the Account
Receivable to which the Chargeback relates and the applicable advertisement. Within (i) ten (10) days after receipt by Seller of such notice without objection by Seller pursuant to a Chargeback Objection Notice (as hereinafter defined), or (ii) the fifth business day following the earlier of (A) the resolution by Seller and Buyer of the objections in the Chargeback Objection Notice or (B) receipt by Seller and Buyer of the report of the independent accounting firm as described in Section 6.1(g), Seller shall promptly reimburse Buyer for the amount of such Chargeback.

	(C) The parties acknowledge that customers of Seller may have taken Chargebacks against accounts receivable of Seller prior to the Closing, whether authorized or unauthorized (the "Pre-Closing Chargebacks"). To the extent that Pre-Closing Chargebacks may otherwise constitute Accounts Receivable or Transferred Assets under the terms of this Agreement, the parties agree that they shall be excluded from the Accounts Receivable or the Transferred Assets, and shall remain, along with any payment or right to receive payment thereon, the property of the Seller. In the event that at any time after Closing, any such customer shall pay the amount of a Pre-Closing Chargeback, or any portion thereof, to Buyer, Buyer shall provide Seller with written notice thereof. Within (i) ten (10) days after receipt by Seller of such notice without objection by Seller pursuant to a Chargeback Objection
Notice, or (ii) the fifth business day following the earlier of
(A) the resolution by Seller and Buyer of the objections in the Chargeback Objection Notice or (B) receipt by Seller and Buyer of the report of the independent accounting firm as described in
Section 6.1(g), Buyer shall promptly deliver to Seller the amount of such payment, or portion thereof.

	(D) If at any time after Closing, any customer of Seller shall take a Chargeback in respect of items of women's costume jewelry products which (i) were actually returned by such customer to and received by Seller and (ii) were included in the Inventory for which Buyer shall have paid the Inventory Purchase Price, then
Buyer shall provide Seller written notice thereof. Within (iii) ten (10) days after receipt by Seller of such notice without objection by Seller pursuant to a Chargeback Objection Notice, or
(iv) the fifth business day following the earlier of (A) the resolution by Seller and Buyer of the objections in the Chargeback Objection Notice or (B) receipt by Seller and Buyer of the report of the independent accounting firm as described in
Section 6.1(g), Seller shall promptly pay to Buyer the amount of such Chargeback. Notwithstanding the foregoing, in the event that such Chargeback is at any time reversed, in whole or in part, and the amount of such reversed Chargeback, in whole or in party, is paid to and received by Buyer, Buyer shall promptly pay to Seller such received amount. All such returned women's costume jewelry products shall constitute Inventory under this Agreement
          (a) In the event that after the Closing any customer of Seller shall return women's costume jewelry products sold by Seller prior to the Closing, but as to which such customer shall have taken a Chargeback prior to Closing, such products shall constitute the property of Seller. Buyer shall purchase such Products from time to time after Closing from Seller at the applicable Inventory Purchase Price of such products calculated in accordance with Schedule 1.4. The returned products shall be categorized as Out-of-Line Goods (as contemplated by Schedule
1.4) for purposes of such calculation. The party to whom the products shall be returned shall provide the other party with notice of such return within three (3) business days of such return. Within ten (10) days after receipt by any party of such notice without objection by the other party pursuant to a Chargeback Objection Notice, or (iv) the fifth business day following the earlier of (A) the resolution by Seller and Buyer of the objections in the Chargeback Objection Notice or (B) receipt by Seller and Buyer of the report of the independent accounting firm as described in Section 6.1(g), Seller shall execute and deliver to Buyer a bill of sale, substantially in the form of Exhibit B-1B hereto, and attached to which shall be a list of the products that shall have been returned (and the party to whom the products shall have been returned shall provide a true and correct list of such products for attachment to such bill of sale) and Buyer shall contemporaneously therewith pay to Seller the applicable purchase price for such products.

	(b)  Subject to the confidentiality provisions contained in
Section 10.1(b), each party shall provide the other party and its Representatives full access to the disclosing party's books and records relating to the matters contemplated by Sections 6.1(b),
(c), (d) and (e), and each party shall reasonably cooperate, and use its commercially reasonable efforts to cause its Representatives to cooperate, with the other party and its Representatives in connection with any such review of books and records.

	(E) Each party may object to any other party's determinations or actions in connection with the matters contemplated by Sections
6.1(b), (c), (d) and (e), by written notice to the other party
(each, a "Chargeback Objection Notice") no later than ten (10) days after receipt by it of written notice from the other party of any determination or action. Each of Buyer and Seller shall, in good faith, use reasonable efforts to resolve any disputes regarding such determination. If a final resolution is not reached within thirty (30) days after a party has submitted its Chargeback Objection Notice, Buyer and Seller shall submit any unresolved objections for resolution to a nationally recognized independent accounting firm mutually acceptable to Seller and Buyer, who shall, within thirty (30) days of such submission, determine and report to Buyer and Seller upon the remaining objections. Such report shall be final, binding and conclusive on Buyer and Seller, and the amount of the payment, if any, made by one party to the other party pursuant to this Section 6.1 shall be adjusted accordingly. The fees and expenses incurred by such firm shall be borne equally by both parties.

     Section 6.02   Employee Matters.

	(A) Buyer shall have the right, but shall not be obligated, to hire or otherwise establish an employment, independent contractor, consultant or other business relationship with (collectively "Hire") any employees of Seller employed in the operation of Seller's women's costume jewelry business and listed on Schedule 6.2 hereof, but shall have no right to Hire any employees of Seller unless and until the Closing shall have occurred and Buyer shall have complied with the terms and conditions of this Section 6.2. Buyer shall provide to Seller reasonable advance written notice of any employee of Seller with whom Buyer intends to initiate contact or to whom Buyer intends to extend an offer to Hire, and Buyer and shall keep Seller informed from time to time of the status of each such offer.
Buyer shall only make offers to Hire Seller's employees that are conditioned on the consummation of the Closing. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, Buyer agrees that it will not, without the prior written consent of Seller (which consent shall not be unreasonably withheld, but which may be revoked at any time and from time to time by Seller upon written notice to Buyer), initiate or maintain contact with, or solicit for the purpose of Hiring, or Hire, any officer, director or other employee of Seller.

	(B) If Buyer Hires any employee of Seller during the four (4) month period from and after the Closing Date and Seller shall have paid or committed to pay to such employee severance in accordance with the terms and conditions of any Severance
Arrangement or practice of Seller prior to the date such employee shall have been Hired by Buyer, Buyer shall, within five (5) business days after written notice by Seller to Buyer of the actual payment of such severance, reimburse Seller in cash (or, at the election of Seller, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer from time to time) for such severance payments; provided, that Buyer shall not be required to reimburse Seller for any severance payment paid by Seller to any employee of Seller who Buyer shall Hire as a replacement for another former employee of Seller who Buyer shall have Hired within such four (4) month period and who shall have voluntarily left the employ of Buyer after the Closing. Buyer and Seller shall consult with each other in an effort to minimize any required severance payments by Seller and/or Buyer to Seller's women's costume jewelry division's employees hired by Buyer during the four (4) month period from and after the Closing Date.

     Section 6.03 Transfer Tax Filings. Buyer and Seller shall each pay fifty percent (50%) of all sales, use, transfer, stamp, value-added, motor vehicle transfer or registration, documentary, registration, recording, excise, real estate transfer or similar taxes or fees ("Transfer Taxes") required to be paid to any relevant taxing authority in connection with the transactions contemplated by this Agreement. Each tax return (and any exemption, clearance or similar filing or certificate) with respect to any Transfer Taxes required to be paid to any relevant taxing authority (or for which an exemption is being sought) in connection with the transactions contemplated by this Agreement shall be timely filed by the party legally obligated to file such tax return (or exemption, clearance or similar filing or certificate) with respect thereto. In this regard, Seller and Buyer agree to cooperate, and to cause their respective affiliates to cooperate, with each other in the making of all such filings required in connection with any such Transfer Taxes. Buyer shall deliver to Seller prior to the Closing Date all exemption, clearance, resale or similar certificates which would under applicable law enable the transactions contemplated by this Agreement to be exempt from any Transfer Taxes (or to be subject to any Transfer Tax at a reduced rate).

	Section 6.04 Section 1.3 Conditions. Buyer and Seller each agrees to negotiate in good faith with Anne Klein and Guess and to use its commercially reasonable efforts to enter into the
Section 1.3 Agreements to which it is contemplated by Section 1.3 that it shall be a party at or prior to Closing.
Section 6.05   Communications.  On the Closing Date, each of
Buyer and Seller, with the consent of the other party, such consent not to be unreasonably withheld, shall inform in writing the customers, suppliers, vendors and other appropriate third parties that the transactions contemplated by this Agreement have been consummated, including, without limitation, that Seller has transferred to Buyer the Accounts Receivable.
Section 6.06 Further Assurances. Consistent with the terms and conditions hereof, each party hereto shall use their respective commercially reasonable efforts to cooperate with each other and execute and deliver any and all agreements and documents
(including, without limitation, On Order Goods Bills of Sale) or cause to be taken, any and all other actions, and to do, or cause to be done, any and all other things, either before or after the Closing, as applicable, which may be necessary, proper or advisable to effect or evidence the provisions of this Agreement and to consummate the Closing and the other transactions contemplated hereby as promptly as practicable. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of or result in not obtaining, any permission, approval or consent from any third party required to be obtained prior to the Closing including, without limitation, the consents set forth on Schedules 3.2 and 4.2.

	Section 6.07 Actions with Respect to the Closing. Seller and Buyer agree to use their respective commercially reasonable efforts to bring about the satisfaction of the conditions to the Closing set forth in Article 5 of this Agreement as promptly as practicable and to cause the covenants and agreements contained in this Agreement to be satisfied and performed hereunder by each of them.

	Section 6.08 No Solicitation. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8, Seller will not, and Seller will use its commercially reasonable efforts to cause Seller's Representatives not to, (a) directly or indirectly, encourage, solicit or initiate discussions with, or
(b) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any person or group (other than Buyer and its Representatives) concerning any sale, lease, transfer or other disposition of all or substantially all of the Transferred Assets in a single transaction or series of related transactions (each, an "Alternative Transaction"); provided, that (i) none of Seller or any of its Representatives shall be prohibited from taking any of the actions described in clause (b) above if Seller's Board of Directors determines, in the exercise of its good faith judgment, after consultation with outside counsel, as to its fiduciary duties under applicable law, that to fail to take such action would be contrary to such fiduciary duties; (ii) nothing in this
Section 6.8 shall prohibit Seller from acting in any manner whatsoever in connection with an Alternative Transaction to the extent required by any Law or Order in connection with the matters set forth on Schedule 3.2; and (iii) none of Seller or any of its Representatives shall be prohibited from discussing or furnishing information regarding the transactions contemplated by this Agreement with or to any of Seller's bank lenders, licensors and customers in connection with obtaining or making, as the case may be, the Seller Consents and Filings, or taking any actions in connection with the operation of Seller's business in the ordinary course with such persons. Seller shall promptly notify
Buyer upon becoming aware (A) of any inquiries or proposals to enter into an Alternative Transaction, (B) of the request for non-public information from Seller or its Representatives in connection with an Alternative Transaction, and (C) that any person or entity is seeking to initiate negotiations with regard to an Alternative Transaction and, with respect to each such proposal, the person or entity who shall have made the proposal and the material terms and conditions thereof. In addition, each time, if any, that the Board of Directors of Seller shall determine that it must take any of the actions described in clause (b) above, it shall promptly notify Buyer of such determination, and, to the extent consistent with its fiduciary duties under applicable law and permitted by any Law or Order in connection with the matters set forth on Schedule 3.2, shall cause its Representatives, including its financial and legal advisors, to negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated herein on such adjusted terms.

	Section 6.09 No Assumption of Labor Liabilities. Buyer shall not assume any labor agreements to which Seller is a party or any liabilities thereunder or the benefit plans or any other liabilities which Seller may have with respect to any union or, except as provided in Section 6.2(a), any employees of Seller
(including former employees) either on the date hereof or the date of the Closing, including liabilities of Seller with respect to the payment of wages or pensions to any such employees which may have accrued, vested or been earned prior to the Closing and liabilities of Seller to contribute to pension or other fringe benefit plans with respect to any such employees on account of service to Seller by such employees prior to the Closing.

	Section 6.10 Seller's Non-Compete. Without the express written consent of Buyer, neither Seller nor any of its subsidiaries shall, at any time during the three-year period immediately following the Closing Date, directly or indirectly, own, manage, or participate in the ownership or management of any business, entity or enterprise engaged in, or participate or engage in, the manufacture, distribution and sale of women's costume jewelry products; provided; that the foregoing shall not prohibit Seller from (i) owning as a passive investment 5% or less of the outstanding equity or debt interests of any publicly traded entity, (ii) the manufacture, distribution and sale of women's costume jewelry products pursuant to (A) the License Agreement dated as of July 1, 1998 between Seller and K.C.P.L., Inc., as amended to date, and as the same may be amended (except that there shall be no extension of the term thereof), and (B) the License Agreement dated April 12, 1999 between Seller and Donna
Karan Studio, as amended to date, and as the same may be amended
(except that there shall be no extension of the term thereof), and (iii) the distribution and sale of women's costume jewelry products in Seller's retail factory outlets stores. Seller further agrees that the terms and conditions of this Section 6.10 are reasonable and necessary for the protection of the legitimate interests of Buyer and to prevent loss or damage to Buyer as a result of action taken by Seller or its subsidiaries. Seller agrees that neither Seller nor any of its subsidiaries will, for a period of two years after the Closing Date, solicit the employment of any person now employed by Seller if such Person is then employed by Buyer, American Biltrite Inc. ("ABI"), or any subsidiary of ABI; provided, that ABI or such subsidiary, as applicable, shall have succeeded to Buyer's right, title and interest in and to, and ABI or such entity, as applicable, is engaged in the ownership and operation of the Transferred Assets;
and provided further, that the foregoing shall not prevent Seller from hiring any such employee who approaches Seller on his or her own initiative in response to a general newspaper, magazine or similar solicitation by Seller (and such solicitation shall not constitute a prohibited solicitation under this Section 6.10).
The parties do not intend this Section 6.10 to prohibit Seller from, in any manner whatsoever, owning, managing, or participating in the ownership or management of, any business, entity or enterprise engaged in, or participating or engaging in, the manufacture, distribution or sale of any products other than women's costume jewelry products, including, without limitation, the sale of such other products to its past, present and future customers.

	Section 6.11 Waiver of Bulk Sales Requirement. Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, any applicable Uniform Commercial
Code Bulk Transfer provisions. Seller agrees to indemnify and save harmless Buyer from and against all claims made by creditors of Seller, including reasonable out-of-pocket expenses and attorneys' fees incurred by Buyer in defending against such claims, except those expressly assumed by Buyer pursuant hereto.

	Section 6.12 No Change to Severance Arrangements. From and after the date of this Agreement and through the earlier of the Closing or the termination of this Agreement pursuant to Section
8, Seller shall not, without the prior written consent of Buyer, adopt or enter into any plan, program, arrangement or agreement relating to or providing for severance or similar benefits covering any employee of Seller whose duties solely relate to the operation of Seller's women's costume jewelry business, or amend, alter or modify or amend any of the Severance Arrangements in any manner that would increase the severance or similar benefits provided for therein.

	Section 6.13 Treatment of Inventory. From and after the date of this Agreement and through the earlier of the Closing or the termination of this Agreement pursuant to Section 8, Seller shall use its commercially reasonable efforts to maintain the Inventory counted at the physical count provided for in Schedule 1.4 and not shipped to customers from time to time in the ordinary course of business in substantially the same condition of such Inventory at the time of the physical count provided for in Schedule 1.4.
Section 6.14 Bills of Sale for On Order Goods. No later than three (3) business days after any On Order Goods shall have been delivered to Seller at its facility located in Taunton, Massachusetts, Seller shall execute and deliver to Buyer a On
Order Goods Bill of Sale, and attached to which shall be a list of the On Order Goods that shall have been delivered to Seller.

	Section 6.15   Shrink.
                 (a) As of the last day of the Transition Period, the Seller shall (i) conduct a physical count of (A) the items of Inventory, including On Order Goods, and all items of women's costume jewelry products returned by customers that are physically located at the Seller's Taunton, Massachusetts warehouse (including, without limitation, those items of women's costume jewelry purchased by Buyer pursuant to Section 6.1(e)) and (B) all other items of women's costume jewelry that shall have been purchased by Buyer from vendors and delivered to the Taunton, Massachusetts warehouse that shall not have been shipped to customers during the Transition Period, and (ii) develop a list of such items by stock keeping unit (SKU). Such list shall also include those of the foregoing items that are located at a facility of a manufacturing, packaging or other subcontractor, import broker, or other third party facility. Seller shall categorize such items as Anne Klein goods, AK II goods, Guess goods and Private Label Program goods. Buyer shall have the opportunity to be present at such physical count. Seller shall assign to each of the items on the list referred to in clause
       (ii) above a value equal to Swank's standard cost, Swank's manufactured cost or Swank's closeout cost (as each such term is defined in Schedule 1.4), as applicable, of such item and shall calculate an aggregate of Swank's standard cost, Swank's manufactured cost and Swank's closeout cost, as applicable, of all such items (the "Aggregate Physical Count Value"). Seller shall deliver to Buyer the list referred to in clause (ii) above within ten (10) business days after the end of the physical count.

          (b) Within ten (10) business days after the end of the physical count, Seller shall prepare and deliver to Buyer a list by SKU of the items described in clauses (i) and (ii) of the first sentence
Of  Section  6.15(a) as reflected on Seller's books and  records.
Seller shall assign to each of the items on the list referred to in this Section 6.15(b) a value equal to Swank's standard cost of such item and shall calculate an aggregate of Swank's standard cost, Swank's manufactured cost and Swank's closeout cost of all such items (the "Aggregate Book Value").

                 (c) In the event that the Aggregate Book Value exceeds the Aggregate Physical Count Value (the "Excess") by more than five percent (5%), then, Seller shall, within ten (10) days of the delivery of the lists referred to in Sections 6.15(a) and (b), pay to Buyer an amount equal to one-half of the Excess. In the event that the Excess shall be five percent (5%) or less, then
       Seller shall not be required to pay to Buyer any amounts in respect thereof and Seller shall have no liability or obligation with respect to such excess.

                 (d) Buyer may object to Seller's determinations or actions in connection with the matters contemplated by this Section 6.15 by written notice to Seller (a "Shrink Objection Notice") no later than ten (10) days after receipt by Buyer of the lists referred to in Sections 6.15(a) and (b). Each of Buyer and Seller shall, in good faith, use reasonable efforts to resolve any disputes regarding such determinations or actions. If a final resolution is not reached within thirty (30) days after Buyer has submitted a Shrink Objection Notice, Buyer and Seller shall submit any unresolved objections for resolution to a nationally recognized independent accounting firm mutually acceptable to Seller and Buyer, who shall, within thirty (30) days of such submission, determine and report to Buyer and Seller upon the remaining objections. Such report shall be final, binding and conclusive on Buyer and Seller, and the amount of the payment with respect to any Excess, if any, shall be adjusted accordingly. The fees and expenses incurred by such firm shall be borne equally by both parties.

                 (e) From the date hereof until the last day of the Transition Period (as hereinafter defined), Seller shall maintain its books and records as to the matters contemplated by this Section 6.15 complete and correct in all material respects consistent with its past practices.

     Section 6.16 Certain Sublease Procedures. Seller and Buyer shall use their respective commercially reasonable efforts to agree upon the terms and conditions of the Sublease as promptly as practicable after the date hereof. Seller and Buyer acknowledge that the landlord of the Subleased Premises may require, as a condition to its consent to the Sublease (as contemplated by Schedule 3.2), that Seller and Buyer execute the Sublease and provide such landlord with a signed copy thereof.
In such event, Seller and Buyer shall use their commercially reasonable efforts to do so; provided, that any such signed Sublease shall provide that it is conditional upon the receipt of the written consent of the landlord to the Sublease; and further, provided, that such Sublease shall not be effective or be deemed fully delivered, notwithstanding such landlord's written consent, unless and until the transactions contemplated by this Agreement shall have been consummated in accordance with the terms hereof.

                           ARTICLE VII

                        TRANSITION PERIOD

	Section 7.01 Transition Services. Buyer shall retain Seller, and Seller shall accept the retention, as an independent contractor, to provide the services set forth on Schedule 7.1
(collectively, the "Transition Services"), commencing on the Closing Date and ending on December 31, 2001, or on such earlier date as determined in accordance with Schedule 7.1 (the
"Transition Period").

	Section 7.02 Consideration. As consideration for rendering the Transition Services, Buyer shall pay to Seller, in accordance with Schedule 7.1, by wire transfer in immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer, the amounts determined in accordance with
Schedule 7.1 (the "Transition Services Consideration").

	Section 7.03   Personnel.

          (A) Seller shall use its employees to provide the Transition Services and such Transition Services shall be provided solely during the normal business hours of Seller. Buyer may request, in writing, that overtime be provided in connection with the Transition Services and Seller shall use its commercially reasonable efforts to comply with such request. Buyer shall reimburse Seller for any and all expenses arising from any overtime services provided by Seller.

          (B) Each of Buyer and Seller shall designate responsible contact persons who shall have the authority to deal with and resolve operational issues arising hereunder on such party's behalf.

          (C) All employees and Representatives of Seller or its affiliates providing services to Buyer under this Article 7 shall be deemed for purposes of all compensation and employee benefits to be employees or Representatives solely of Seller or its affiliates and not to be employees or Representatives of Buyer or its affiliates. Seller shall have sole responsibility for compliance with all laws relating to the employer/employee relationship between Seller and its employees providing the services, including, but not limited to, state and/or local laws on hours of labor, wages, worker's compensation, unemployment compensation, insurance and social and health security benefits.

     Section 7.04 Insurance. During the Transition Period, Buyer shall maintain property damage, fire, casualty and theft insurance with respect to the Inventory.

     Section 7.05 Expenses. Buyer shall be responsible for all insurance, freight, taxes and other charges relating to the Inventory during the Transition Period. If Seller is required to pay any such expenses on behalf of Buyer, Buyer shall, within five (5) days of receiving written notice of such charge, reimburse Seller for such expenses by wire transfer in immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer.

	Section 7.06 Business Practices. Unless otherwise agreed to in writing by Buyer and Seller, all Transition Services provided by Seller pursuant to this Article 7 shall only require Seller to use its commercially reasonable efforts to perform such services using the ordinary business practices of Seller consistent with Seller's past practices in performing such services.

	7.7 No Liability of Seller. None of Seller or any of the Seller Indemnified Parties (as hereinafter defined) shall be liable or responsible to Buyer or any other person or entity in respect of any Claims (as hereinafter defined) based on, arising out of, or otherwise in respect of the Transition Services
("Transition Services Liabilities"), other than Claims caused solely by Seller's gross negligence or willful misconduct or by
Seller's   breach  of  Section  7.6  hereof  (the  "Indemnifiable
Transition Services Liabilities").

                          ARTICLE VIII

                           TERMINATION

     Section 8.01 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing as follows:

      (A)  by mutual consent of Buyer and Seller;

	(B) by either Buyer or Seller if the Closing shall not have occurred on or before August 10, 2001, or such later date as may be agreed upon by Buyer and Seller in writing.

	Section 8.02 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are not con summated as described above, this Agreement shall become void and of no further force and effect, except that (a) the provisions of
Section 10.1 relating, among other things, to confidentiality, shall survive the termination of this Agreement and (b) in the event of a termination pursuant to Section 8.1(b), neither party hereto shall be relieved from any liabilities or damages arising out of any breach by any such party of Section 6.4 or Section
6.7.


                           ARTICLE IX

                    INDEMNIFICATION; FINDERS

     Section 9.01 Indemnification by Seller. Subject to Section 7.7 and Section 9.4, Seller shall indemnify, defend and hold Buyer and its affiliates and its and their respective members, partners, officers, directors, employees, affiliates and agents
(the "Buyer Indemnified Parties") harmless from and against any and all losses, liabilities, claims, demands, investigations, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description, and whether in respect of a third party claim or otherwise (collectively, "Claims") to which any of the Buyer Indemnified Parties becomes subject based upon, or arising out of or otherwise in respect of (a) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or the other Seller Documents, (b) the Excluded Seller Liabilities and (c) the Indemnifiable
Transition Services Liabilities; provided, that the Buyer
Indemnified Parties shall be entitled to indemnification under this Agreement in respect of clause (a) above only in the event and to the extent that losses, liabilities, damages, costs and expenses incurred by them with respect to all Claims exceed, in the aggregate, $60,000; and further, provided, that the total liability of Seller hereunder in respect of clauses (a) and (c) above shall not exceed the sum of the Inventory Purchase Price and the Accounts Receivable Purchase Price (as adjusted pursuant to the terms of this Agreement).

	Section 9.02 Indemnification by Buyer. Subject to Section 9.4, Buyer shall indemnify, defend and hold Seller and its affiliates and its and their respective members, partners, officers, directors, employees, affiliates and agents (the "Seller
Indemnified Parties") harmless from and against any and all Claims to which any of the Seller Indemnified Parties becomes subject, based upon, arising out of or otherwise in respect of
(a) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or the other Buyer
Documents, (b) the Assumed Liabilities, (c) the Buyer Licenses,
(d) the Buyer Excluded Liabilities and (e) the Transition
Services Liabilities other than the Indemnifiable Transition
Services Liabilities.

	Section 9.03 Notice and Opportunity to Defend. Promptly after receipt by either party hereto of notice of the commencement or assertion of any Claim, such party (the "Indemnified Party") shall give the other party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing such Claim (including the amount, if known and quantifiable) in reasonable detail; provided, however, that any delay or failure by an Indemnified Party to provide such notice shall not impair or affect its rights hereunder or the obligation of the Indemnifying Party with respect to such Claim, except and solely to the extent the Indemnifying Party can demonstrate that it was prejudiced by the Indemnified Party's delay in giving or failure to give such notice. Such Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel reasonably acceptable to the Indemnifying Party (provided, that Jenkens & Gilchrist Parker
Chapin LLP and Skadden, Arps, Slate, Meagher & Flom LLP shall be counsel reasonably acceptable to all Indemnified Parties), any such matter involving the asserted liability of the Indemnified
Party; provided, however, that no Indemnifying Party shall compromise or settle any asserted Claim (except a Claim that is settled or compromised for monetary consideration or damages only payable solely by other than the Indemnified Party, such compromise or settlement provides for a full and unconditional release of the claims asserted against the Indemnified Party and its affiliates and there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other Claim that may be made against the Indemnified Party) without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld).
If any Indemnifying Party shall undertake to compromise or defend any such asserted Claim, it shall promptly notify the Indemnified
Party of its intention to do so, and shall diligently defend against such claims with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted Claim. No
Indemnified Party shall compromise or settle any asserted Claim
(except a Claim settled or compromised for monetary consideration or damages only payable solely by other than the Indemnifying
Party, such compromise or settlement provides for a full and unconditional release of the claims asserted against the Indemnifying Party and its affiliates and there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other Claims that may be made against the Indemnified Party) without the prior written consent of the other Indemnifying Party. In any event, the Indemnified
Party shall have the right at its own expense and by its own counsel to participate in the defense of such asserted liability;
provided, however, that if after having notified the Indemnified
Party of its intention to assume the defense of a Claim or asserted liability as aforesaid, the Indemnifying Party fails to do so in a reasonably prompt and diligent manner or the Indemnified Party is advised in writing by counsel reasonably satisfactory to the Indemnifying Party that there probably is a conflict between the interests of the Indemnified Party and the Indemnifying Party with respect to such defense, then in either such case the Indemnifying Party shall be responsible for the reasonable fees and expenses of one firm of separate counsel for the Indemnified Party.

	Section 9.04 Finders. Each of the parties hereto represents to the other that no finder, broker, agent or other intermediary has acted on behalf of such party in connection with the introduction or bringing together of the parties hereto, or the negotiation or consummation of the transactions contemplated by this Agreement
(except for the financial advisors of each party identified on Schedule 9.4 hereto), and each party shall indemnify the other and hold it harmless against all fees, losses, costs, expenses
(including reasonable attorneys' fees and expenses), liabilities and damages, if any, arising from the employment or other engagement by such party or services rendered to such party (or any allegation having a reasonable basis of any such employment or other engagement or services) of any finder, broker, agent or other intermediary (except for the financial advisors of each party identified on Schedule 9.4 hereto) in such connection.

	Section 9.05 Survival. The representations and warranties of the parties contained in this Agreement and the parties' indemnification obligations under this Article 9 shall survive for a period of two (2) years after the Closing Date. The covenants and agreements of Seller and Buyer contained in this Agreement shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, for a period of two (2) years after the Closing Date, and the parties' indemnification obligations under this Article 9 with respect thereto shall survive for a period of two (2) years after the Closing Date (or such longer period for which such covenant or agreement shall be effective). With respect to any other matters for which an Indemnified Party may seek indemnification under this Article 9, an Indemnifying Party will have liability (for indemnification or otherwise) for a period of two (2) years after the Closing Date. Notwithstanding the foregoing, that if any Indemnified Party shall have given to an Indemnifying Party any notice on or prior to the expiration date of such Indemnifying Party's indemnification obligations under this Article 9 of the commencement or assertion of any Claim or discovery of any facts upon which an Indemnified Party expects in good faith to make a claim for indemnification under this Agreement as contemplated by the first sentence of Section 9.3, the limitations set forth in this Section 9.5 shall not be applicable in respect of the matters set forth in such notice.

     Section 9.06 Exclusive Remedy. The provisions of Article 9 of this Agreement contain the exclusive remedies of the parties hereto and the Buyer Indemnified Parties and Seller Indemnified
Parties with respect to any breach or alleged breach of any representation, warranty or covenant contained herein and with respect to any claim otherwise arising from or relating to the transactions contemplated by this Agreement.


                            ARTICLE X

             MISCELLANEOUS COVENANTS AND AGREEMENTS

     Section 10.01  Confidentiality; Disclosure.

          (A) In connection with the transactions contemplated by this Agreement, each of Seller, Buyer and their respective
Representatives have been or will be furnished with or have access to certain Proprietary Information (as hereinafter defined) relating to the other parties. Except as expressly provided herein, each party hereby agrees with regard to the Proprietary Information of the other party, unless otherwise expressly consented to in each case in advance in writing by President of Seller, with regard to Seller, and President of ABI, with regard to Buyer, (i) to keep, and cause its Representatives to keep, all oral or written information, documentation and materials (regardless of the medium in which maintained or stored), that heretofore have been, or contemporaneously herewith or hereafter are furnished to Buyer, Seller, or any of their respective Representatives, together with all analyses, compilations, studies or other documents, records or data prepared by Buyer, Seller or any of their respective
Representatives which contain or otherwise reflect, or are generated from, such information and documents ("Proprietary Information"), confidential and not disclose or reveal any Proprietary Information to any person other than its Representatives who are involved in the transactions contemplated by this Agreement and (ii) not use the Proprietary Information for any purpose other than in connection with the transactions contemplated by this Agreement. For purposes hereof, Proprietary Information includes all analyses, compilations, studies, summaries or extracts of any information or materials which contain, are derived from or otherwise reflect Proprietary
Information, whether prepared by any party hereto or its Representatives. Each party shall be responsible for any breach of this Section 10.1(a) by any of its Representatives. For purposes hereof, the term "Proprietary Information" shall not include information which (i) is presently available to the public, or hereafter shall become available to the public other than as a result of a disclosure by a party or its Representatives in breach of this Agreement, or (ii) becomes available to Seller, on the one hand, or Buyer, on the other hand, from a source other than the other parties or their respective Representatives; provided, that such source does not provide such information in violation of a confidentiality obligation with respect to such information, which confidentiality obligation is known to the party receiving the information after making reasonable inquiry as to the existence of such confidentiality obligation at the time such information is disclosed.

	(B) From and after the date hereof to the Closing, each of Buyer and Seller and their respective Representatives will not, without the prior written consent of the other party, (i) make any release to the press or other public disclosure, or (ii) make any statement with regard to this Agreement or the transactions contemplated hereby, to any competitor, customer, client, licensor, licensee or supplier or other person or entity, other than to the parties' respective Representatives. Each party shall be responsible for the breach of the foregoing by any of its Representatives. As used in this Agreement, the term
"Representatives" means a party's financial advisors, counsel, independent public accountants, bankers, financiers, and other representatives (with respect to Buyer, employees of ABI shall be considered Representatives of Buyer for purposes of this Agreement).

	(C) The restrictions in Section 10.1(b) shall not prohibit the disclosure of any information by Buyer or Seller, in connection with obtaining the consents, approvals, agreements, authorizations, notices, filings or registrations to be obtained by Buyer or Seller, as the case may be, pursuant to this Agreement, or the disclosure by Buyer or Seller of information required by law, rule or regulation (including, without limitation, the rules and regulations of the Securities and Exchange Commission and any stock exchange (including, without limitation, The American Stock Exchange, Inc. and The Nasdaq
Stock Market, Inc.) upon which any of the securities of Buyer or Seller are listed), or legal process; provided, that with respect to any information which is disclosed to a third party in accordance with these provisions, the disclosing party, consistent with its legal obligations, shall use its commercially reasonable efforts to obtain assurances from the recipient of such information that such information will be treated as confidential.

     Section 10.02 Notices. Any and all notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if given by personal delivery, by certified or registered mail, postage prepaid, return receipt requested, or by facsimile with verified answer back or verified receipt, or by a recognized major overnight delivery service. Any such notice shall be deemed given when personally delivered against written receipt therefor, three (3) Business Days after posting, postage prepaid, in the mails of the United States of America, upon receipt of verified answer back with respect to transmission by facsimile with verified answer back, or upon sending with respect to delivery by facsimile with verified receipt (in each case with the original sent postage prepaid by first class mail), or, with respect to delivery by major overnight delivery service, upon its receipt against written receipt therefor, at the following addresses or to such other address or to such other addressee as any party may from time to time specify by notice to the other party given as aforesaid:

     If to Buyer:

     K&M Associates L.P.
     425 Dexter Street
     Providence, Rhode Island 02907
     Attention:  Mr. Richard G. Marcus, President
                AIMPAR, Inc.
     Facsimile No.:   (781) 237-6880

     With a copy to:

     Skadden Arps Slate Meagher & Flom LLP
     One Beacon Street
     Boston, MA 02108
     Attention: Louis Goodman, Esq.
     Facsimile No.: (617) 573-4822

     If to Seller:

     Swank, Inc.
     90 Park Avenue
     New York, New York 10016
     Attention:  Mr. John Tulin, President
     Facsimile No.: (212) 867-0203

     With a copy to:

     Jenkens & Gilchrist Parker Chapin, LLP
     The Chrysler Building
     405 Lexington Avenue
     New York, New York  10174
     Attention: William D. Freedman, Esq.
     Facsimile No.: (212) 704-6288



	Section 10.03 Access. Subject to the terms of Section 10.1, until the Closing, Seller shall (a) give to Buyer and its Representatives reasonable access during normal business hours and upon reasonable notice to all of the records, plants, properties and personnel of Seller relating to the Transferred
Assets and (b) will furnish all such information as Buyer or its Representatives shall reasonably request relating to the Transferred Assets and to cooperate with Buyer and its Representatives in connection with their respective review of such information.

	Section 10.04  Miscellaneous.

          (A) Entire Agreement. This Agreement and the Schedules and Exhibits hereto, constitute the entire agreement and set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party, relating to the subject matter hereof, and may not be modified or amended, except by a written agreement specifically referring to this Agreement signed by the parties hereto and any other party to be charged.

	(B) No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

	(C) Assignment. Neither party may transfer or assign this Agreement or its rights hereunder or delegate its performance hereunder without the prior written consent of the other party, and any purported assignment without such consent shall be void and of no effect; provided, that Buyer may assign any and all of its rights hereunder to ABI or any subsidiary of ABI upon prior written notice to Seller in accordance with Section 10.2, but without the prior written consent of Seller; provided, that if Buyer assigns its rights hereunder to a subsidiary of ABI, then
ABI shall enter into a guarantee, in form and substance satisfactory to Seller, which shall provide that ABI will guarantee all of the liabilities and obligations hereunder of such subsidiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

	(D) Headings. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of any Section or paragraph.

	(E) Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically provided herein or therein.

	(F) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

	(G) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law). Seller and Buyer each hereby submits to the jurisdiction of any court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement or any of the transactions contemplated hereby, which is brought by or against it, and (i) irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, such immunity is hereby waived to the fullest extent permitted by law and (iii) agrees not to commence any action, suit or proceeding relating to this Agreement or any transaction except in such court. Seller and Buyer hereby waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that
(a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment attachment in aid of execution, execution or otherwise) with respect to it or its property (and further irrevocably agrees that service of process and all other legal process may be delivered in accordance with the provisions of Section 10.2 above and that such service shall be sufficient for all purposes of applicable law), or (c) jurisdiction or venue for any such suit, action or proceeding is improper or that any such suit, action or proceeding is brought in an inconvenient forum.

	(H) No Third Party Beneficiaries. Nothing herein, express or implied, is intended to or shall confer upon any person or entity including, without limitation, any employee, contractor, vendor or distributor of either Seller or Buyer, or any labor organization, other than the parties hereto, the Buyer
Indemnified Parties and Seller Indemnified Parties, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                [Signatures appear on next page]

          IN WITNESS WHEREOF, the parties have signed this Agreement to be duly executed as of the day and year first above written.


                          SWANK, INC.


                          By:     /s/ John Tulin
                          Name:   John Tulin
                          Title:  President



                          K&M ASSOCIATES L.P.
                          By:  AIMPAR, INC., its general partner



                          By:/s/ Richard G. Marcus
                          Name:  Richard G. Marcus
                          Title: President


                          SCHEDULE 1.4

                    Inventory Purchase Price

      Seller has conducted a physical count of the Inventory (other than items of Inventory and packaging and displays (as hereinafter defined) that are on order or in transit (collectively, "On Order Goods")) as of June 4, 2001. Seller shall (i) develop a list of such Inventory by stock keeping unit
(SKU) for all goods other than items of Inventory that have been classified by Seller on its books and records as closeout inventory (which shall be categorized by Seller's closeout codes, as reflected on Seller's books and records in accordance with its past practices) ("Closeout Goods") and (ii) prepare an initial calculation based, among other things, upon such list (the "Initial Inventory Purchase Price"). Buyer has had the opportunity to be present at such physical count.

      Seller shall categorize the Inventory as Sourced Goods, Manufactured Goods (in each case, excluding Closeout Goods) and Closeout Goods and, within each such category, shall subcategorize the Inventory (including On Order Goods) as Anne Klein goods, AK II goods, Guess goods and Private Label Program goods. Seller shall further subcategorize such Inventory within the Sourced Goods and Manufactured Goods categories as In-Line and Out-of-Line, in each case as reflected on Seller's books and records in accordance with past practices. All On Order Goods shall be categorized as Sourced Goods and In Line. Discontinued goods shall be categorized as Out-of-Line. Packaging and displays shall be categorized as Sourced Goods.

     The Inventory Purchase Price (subject to adjustment as set forth below) shall be the sum of the following amounts:

     For Sourced Goods

1. 47.5% of Swank's standard cost (as hereinafter defined) of In Line Anne Klein goods; plus
2. 38.0% of Swank's standard cost of Out-of-Line Anne Klein goods; plus
3.   47.5% of Swank's standard cost of On Order Anne Klein goods;
     plus
4. 20.0% of Swank's standard cost of Anne Klein packaging and displays; plus
5.   66.5% of Swank's standard cost of In-Line AK II goods; plus
6.   38.0%  of Swank's standard cost of Out-of-Line AK II  goods;
     plus
7.   66.5% of Swank's standard cost of On Order AK II goods; plus
8. 30.0% of Swank's standard cost of AK II packaging and displays; plus
9.   66.5% of Swank's standard cost of In-Line Guess goods; plus
10.  38.0%  of Swank's standard cost of Out-of-Line Guess  goods;
     plus
11.  66.5% of Swank's standard cost of On Order Guess goods; plus
12. 30.0% of Swank's standard cost of Guess packaging and displays; plus
13.  66.5%  of  Swank's  standard cost of In-Line  Private  Label
     Program goods; plus
14.  38.0%  of Swank's standard cost of Out-of-Line Private Label
     Program goods.


     For Manufactured Goods

1. 47.5% of Swank's manufactured cost (as hereinafter defined) of In Line Anne Klein goods; plus
2.   38.0% of Swank's manufactured cost of Out-of-Line Anne Klein goods; plus
3.   66.5%  of Swank's manufactured cost of In-Line AK II  goods;
     plus
4.   38.0%  of  Swank's  manufactured cost of Out-of-Line  AK  II goods;
5.   66.5%  of Swank's manufactured cost of In-Line Guess  goods;
     plus
6.   38.0% of Swank's manufactured cost of Out-of-Line Guess
     goods; plus
7.   66.5% of Swank's manufactured cost of In-Line Private Label
     Program goods;                plus
8.   38.0% of Swank's manufactured cost of Out-of-Line Private
     Label Program            goods.

     For Closeout Goods.
     38.0% of Swank's closeout cost of Anne Klein goods, AK II goods, Guess goods and Private Label Goods.

     The term "Swank's standard cost" shall mean, for each SKU of Inventory categorized as Sourced Goods Inventory, the sum of (a) the purchase price of goods charged by the vendors from which Seller acquires the goods, (b) freight, duty, import and similar charges, (c) costs of packaging the goods, including, without limitation, direct labor costs and the costs of packaging (packaging includes, without limitation, earring cards and similar items), and (d) indirect costs associated with the goods, including sourcing, inspections and other personnel, facility and maintenance costs, as reflected on Seller's books and records, including, without limitation, accounting books and records, in accordance with past practices; provided, that the term "Swank's standard cost," when used in reference to On Order Goods, shall not include the costs described in clause (c) above in this paragraph. The average amount of indirect costs included the portion of the Inventory Purchase Price calculated with reference to Sourced Goods Inventory does not exceed 10% of the total landed cost of the Sourced Goods Inventory. After giving effect to the percentage discounts set forth above in the calculation of the portion of the Inventory Purchase Price based on Sourced Goods Inventory, the average amount of indirect costs included in the portion of the Inventory Purchase Price shall not exceed 5% of the total landed cost of such Sourced Goods Inventory. Landed cost shall mean and include the purchase price of the applicable goods charged by vendors plus all other costs associated with landing the goods in the United States. Prior to the Closing, Seller will reflect a standard cost for On Order goods in accordance with past practices. The term "packaging and displays" shall include, without limitation, all packaging, fixtures, labels, sales and promotional materials, and other supplies.

      The term "manufactured cost" shall mean, for each SKU of Inventory manufactured by Seller, the sum of (a) direct costs of raw materials, (b) direct labor costs, including, without limitation, costs of packaging the goods (packaging includes, without limitation, earring cards and similar items), and (c) overhead costs, all as determined by Seller using a standard cost method of inventory valuation consistent with its past practices, as reflected on Seller's books and records, including, without limitation, accounting books and records..

      The term "closeout cost" shall mean, for each item of Closeout Inventory, the closeout value placed on such item (in each case at a reduction from the original standard cost or manufactured cost of such item), all as determined by Seller using a standard cost method of inventory valuation consistent with its past practices, as reflected on Seller's books and records, including, without limitation, accounting books and records.

      The Inventory Purchase Price shall be reduced by the applicable percentage of Swank's standard cost of items of Inventory that shall have been counted during the physical count but that shall have been shipped by Seller to its customers prior to the Closing Date.

     Seller shall provide Buyer full access to Sellers' books and records, including, without limitation, accounting books and records, relating to Seller's calculations contemplated by this
Schedule 1.4.

     At the Closing, Seller shall deliver to Buyer a certificate certified by the Chief Financial Officer of Seller setting forth in reasonable detail Seller's calculation of the Initial Inventory Purchase Price, including, without limitation, the calculation of any reductions in the estimated Inventory Purchase Price based upon the shipment of items of Inventory after the physical count. At the Closing, Seller's calculation of the Initial Inventory Purchase Price shall be paid to Seller pursuant to Section 1.4.

     No later than ten business days after the Closing Date, Seller's Chief Financial Officer shall deliver to Buyer a final calculation of Inventory Purchase Price as of the close of business on the date immediately preceding the Closing Date. In the event that the final calculation of the Inventory Purchase Price shall be greater than the Initial Inventory Purchase Price, then, unless Buyer has delivered an Inventory Objection Notice (as hereinafter defined) as provided below, within fifteen (15) days of delivery of the final calculation of the Inventory Purchase Price, Buyer shall pay to Seller an amount equal to the difference between the final calculation of the Inventory Purchase Price and the Initial Inventory Purchase Price by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer, an amount equal to such excess. In the event that the final calculation of the Inventory Purchase Price shall be less than the Initial Inventory Purchase Price, then unless Buyer has delivered an Inventory Objection Notice as provided below, within fifteen (15) days of delivery of the final calculation of the Inventory Purchase Price, Seller shall pay to Buyer an amount equal to the difference between the Initial Inventory Purchase Price and the final calculation of the Inventory Purchase Price by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Buyer to Seller.

     However, Buyer may object to the calculation of the Initial Inventory Purchase Price and/or the Inventory Purchase Price (in each case, including, without limitation, the categorization by Seller of any item of Inventory into any category or subcategory) by written notice to Seller (the "Inventory Objection Notice") no later than fifteen (15) days after the delivery by Seller to Buyer of the final calculation of the Inventory Purchase Price. Each of Buyer and Seller shall, in good faith, use reasonable efforts to resolve any disputes regarding such determination. If a final resolution is not reached within thirty (30) days after Buyer has submitted its Inventory Objection Notice, Buyer and Seller shall submit any unresolved disputes for resolution to a nationally recognized independent accounting firm mutually acceptable to Seller and Buyer, who shall, within thirty (30) days of such submission, determine and report to Buyer and Seller upon the remaining objections and the Inventory Purchase Price shall be adjusted accordingly. Such report shall be final, binding and conclusive on Buyer and Seller. The fees and expenses incurred by such firm shall be borne equally by both parties. If the Initial Inventory Purchase Price and/or the Inventory Purchase Price are adjusted after the delivery of an Inventory Objection Notice (as so adjusted, the "Adjusted Inventory Purchase Price"), then (A) if the Inventory Purchase Price exceeds the Adjusted Inventory Purchase Price, then within three (3) business days of the determination of the Adjusted Inventory Purchase Price (as described above) Seller shall pay Buyer an amount equal to the difference between the Inventory Purchase Price and the Adjusted Inventory Purchase Price by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Buyer to Seller, or (B) if the Inventory Purchase Price is less than the Adjusted Inventory Purchase Price, then within three (3) business days of the determination of the Adjusted Inventory Purchase Price (as described above), Buyer shall pay to Seller an amount equal to the difference between the Adjusted Inventory Purchase Price and the Inventory Purchase Price by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer.